Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-138480
333-138480-01
333-138480-02

This Prospectus Supplement and the accompanying Prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 28, 2006

Preliminary Prospectus Supplement

(To Prospectus dated November 20, 2006)

$110,000,000

Series M         % Senior Notes due December 1, 2016

Gulf Power Company will pay interest on the Series M Senior Notes on June 1 and December 1 of each year, beginning June 1, 2007.

Gulf Power Company may redeem the Series M Senior Notes, in whole or in part, at any time and from time to time, at a price equal to the greater of 100% of the principal amount of the Series M Senior Notes to be redeemed and the make-whole amount, together with accrued and unpaid interest to the redemption date, as described under the caption “Description of the Series M Senior Notes — Optional Redemption.”

The Series M Senior Notes will be unsecured and will rank equally with all of Gulf Power Company’s other unsecured indebtedness and will be effectively subordinated to all secured indebtedness of Gulf Power Company.

See “Risk Factors” on page S-3 for a description of certain risks associated with investing in the Series M Senior Notes.

The Series M Senior Notes should be delivered on or about December     , 2006 through the book-entry facilities of The Depository Trust Company.

Per Senior Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to Gulf Power Company(1)%	$

(1)	Plus accrued interest, if any, from the date of original issuance of the Series M Senior Notes, which is expected to be December , 2006.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Barclays Capital	Goldman, Sachs & Co.

Prospectus Supplement dated November     , 2006

In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and any written communication from Gulf Power Company or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

We are offering to sell the Series M Senior Notes only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than its respective date.

Prospectus Supplement

RISK FACTORS

Investing in the Series M Senior Notes involves risk. Please see the risk factors in Gulf Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, along with disclosure related to the risk factors contained in Gulf Power Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Gulf Power Company or that Gulf Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series M Senior Notes.

THE COMPANY

Gulf Power Company (the “Company”) was organized under the laws of the State of Maine on November 2, 1925, and was admitted to do business in Florida on January 15, 1926, in Mississippi on October 25, 1976 and in Georgia on November 20, 1984. Effective as of November 2, 2005, the Company was domesticated as a Florida corporation. Under applicable laws of the State of Florida and the State of Maine, the Company’s legal existence was uninterrupted, with only its state of incorporation changed. The principal executive offices of the Company are located at 500 Bayfront Parkway, Pensacola, Florida 32520, and the telephone number is (850) 444-6111.

The Company is a wholly owned subsidiary of The Southern Company (“Southern”). The Company is engaged, within the northwestern portion of the State of Florida, in the generation and purchase of electricity and the distribution and sale of such electricity at retail in 71 communities (including Pensacola, Panama City and Fort Walton Beach), as well as in rural areas, and at wholesale to a nonaffiliated utility and a municipality.

SELECTED FINANCIAL INFORMATION

The following selected financial information for the years ended December 31, 2001 through December 31, 2005 has been derived from the Company’s audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial information for the nine months ended September 30, 2006 has been derived from the Company’s unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

	Year Ended December 31,					Nine Months Ended September 30, 2006(1)
	2001	2002	2003	2004	2005
	(thousands, except ratios)
Operating Revenues	$725,203	$820,467	$877,697	$960,131	$1,083,622	$928,794
Earnings Before Income Taxes	89,716	104,397	110,104	108,135	120,951	114,388
Net Income after Dividends on Preferred and Preference Stock	58,307	67,036	69,010	68,223	75,209	69,017
Ratio of Earnings to Fixed Charges(2)	3.64	3.52	3.86	3.93	3.96	4.51

	Capitalization As of September 30, 2006
	Actual	As Adjusted(3)
	(thousands, except percentages) (unaudited)
Common Stock Equity	$638,660	$639,185	46.0%
Non-Cumulative Preference Stock	53,887	53,887	3.9
Senior Notes	395,000	505,000	36.4
Long-Term Debt Payable to Affiliated Trusts	72,166	41,238	3.0
Other Long-Term Debt	149,681	149,681	10.7

Total, excluding amounts due within one year	$1,309,394	$1,388,991	100.0%

(1)	Due to the seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2006 do not necessarily indicate operating results for the entire year.
(2)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction, and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction.
(3)	Reflects (i) an increase in common stock equity of approximately $525,000 in October 2006 related to contributions from Southern, (ii) the proposed redemption in December 2006 of $30,000,000 aggregate principal amount of Series D 7.375% Junior Subordinated Notes due September 30, 2041 and the related 7.375% Trust Preferred Securities of Gulf Power Capital Trust III (as well as $928,000 of Series D Junior Subordinated Notes related to the Company’s ownership of the Common Securities of Gulf Power Capital Trust III) and (iii) the proposed issuance of the Series M Senior Notes offered hereby.

USE OF PROCEEDS

The proceeds from the sale of the Series M Senior Notes will be (i) applied by the Company for the redemption in December 2006 of $30,000,000 outstanding principal amount of its Series D 7.375% Junior Subordinated Notes due September 30, 2041 and the related 7.375% Preferred Securities of Gulf Power Capital Trust III, (ii) applied by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $150,000,000 as of November 27, 2006, and (iii) used by the Company for general corporate purposes, including the Company’s continuous construction program.

DESCRIPTION OF THE SERIES M SENIOR NOTES

Set forth below is a description of the specific terms of the Series M     % Senior Notes due December 1, 2016 (the “Series M Senior Notes”). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption “Description of the Senior Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 1998 (the “Senior Note Indenture”) between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Senior Note Indenture Trustee”).

General

The Series M Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series M Senior Notes will initially be issued in the aggregate principal amount of $110,000,000. The Company may, without the consent of the holders of the Series M Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series M Senior Notes, except for the public offering price and issue date. Any additional notes having such similar terms, together with the Series M Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

The entire principal amount of the Series M Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 1, 2016. The Series M Senior Notes are not subject to any sinking fund provision. The Series M Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

Each Series M Senior Note shall bear interest at the rate of     % per annum (the “Securities Rate”) from the date of original issuance, payable semiannually in arrears on June 1 and December 1 of each year to the person in whose name such Series M Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial interest payment date is June 1, 2007. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series M Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee’s corporate trust office is closed for business.

Ranking

The Series M Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other unsecured and unsubordinated obligations of the Company. The Series M Senior Notes will be effectively subordinated to all secured debt of the Company aggregating approximately $66,000,000 outstanding at September 30, 2006. The Company repaid at maturity $25,000,000 aggregate principal amount of First Mortgage Bonds, 6.50% Series due November 1, 2006. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Optional Redemption

The Series M Senior Notes will be subject to redemption at the option of the Company in whole or in part at any time and from time to time upon not less than 30 nor more than 60 days’ notice. The Company shall have the right to redeem the Series M Senior Notes in whole or in part at a redemption price (the “Redemption Price”) equal to the greater of (1) 100% of the principal amount of the Series M Senior Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Series M Senior Notes being redeemed discounted (for purposes of determining present value) to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined below) plus          basis points, plus, in each case, accrued interest thereon to the date of redemption.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series M Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series M Senior Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

“Reference Treasury Dealer” means a primary United States Government securities dealer in New York City appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in New York City preceding such redemption date).

If notice of redemption is given as aforesaid, the Series M Senior Notes to be redeemed shall, on the redemption date, become due and payable at the Redemption Price together with any accrued and unpaid interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Series M Senior Notes shall cease to bear interest. If any Series M Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the Securities Rate. See “Description of the Senior Notes — Events of Default” in the accompanying Prospectus.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series M Senior Notes by tender, in the open market or by private agreement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company (“DTC”) will act as the initial securities depositary for the Series M Senior Notes. The Series M Senior Notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series M Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series M Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “1934 Act”). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard and Poor’s, a division of The McGraw Hill Companies, Inc., highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www. dtcc.com and www.dtc.org.

Purchases of Series M Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series M Senior Notes on DTC’s records. The ownership interest of each actual purchaser of Series M Senior Notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series M Senior Notes. Transfers of ownership interests in the Series M Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series M Senior Notes, except in the event that use of the book-entry system for the Series M Senior Notes is discontinued.

To facilitate subsequent transfers, all Series M Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series M Senior Notes with DTC and their registration in the name Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series M Senior Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series M Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the Series M Senior Notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such Series M Senior Notes to be redeemed.

Although voting with respect to the Series M Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. ( nor any other DTC nominee) will consent or vote with respect to Series M Senior Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series M Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Series M Senior Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of a global Series M Senior Note will not be entitled to receive physical delivery of Series M Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series M Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series M Senior Note.

DTC may discontinue providing its services as securities depositary with respect to the Series M Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series M Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to the Series M Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series M Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series M Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”) and each of the Underwriters has severally agreed to purchase from the Company the principal amount of Series M Senior Notes set forth opposite its name below:

Underwriters	Principal Amount of Series M Senior Notes
Barclays Capital Inc.	$
Goldman, Sachs & Co.

Total		$110,000,000

In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series M Senior Notes offered hereby, if any of the Series M Senior Notes are purchased.

The Underwriters propose to offer the Series M Senior Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series M Senior Notes to certain securities dealers at such price less a concession not in excess of     % of the principal amount per Series M Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount per Series M Senior Note to certain brokers and dealers. After the initial public offering, the offering price and other selling terms may from time to time be varied by the Underwriters.

The Series M Senior Notes are a new issue of securities with no established trading market. The Series M Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series M Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series M Senior Notes or that an active public market for the Series M Senior Notes will develop. If an active public trading market for the Series M Senior Notes does not develop, the market price and liquidity of the Series M Senior Notes may be adversely affected.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company’s expenses associated with the offer and sale of the Series M Senior Notes are estimated to be $245,000.

The Company has agreed with the Underwriters, that during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series M Senior Notes, any security convertible into, or exchangeable into or exercisable for Series M Senior Notes or any debt securities substantially similar to the Series M Senior Notes (except for the Series M Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of Barclays Capital Inc. and Goldman, Sachs & Co. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

In order to facilitate the offering of the Series M Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series M Senior Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Series M Senior Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series M Senior Notes, the Underwriters may bid for, and purchase, Series M Senior Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing Series M Senior Notes in this offering, if the Underwriters repurchase previously distributed Series M Senior Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series M Senior Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time without notice.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series M Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

It is expected that delivery of the Series M Senior Notes will be made, against payment for the Series M Senior Notes, on or about December     , 2006, which will be the          business day following the date of pricing of the Series M Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree to otherwise. Accordingly, purchasers of the Series M Senior Notes who wish to trade the Series M Senior Notes on the date of this Prospectus Supplement or the next          succeeding business days will be required, because the Series M Senior Notes initially will settle within          business days (T+    ), to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Series M Senior Notes who wish to trade on the date of this Prospectus Supplement or the next          succeeding business days should consult their own legal advisors.

Certain of the Underwriters and their affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed and may perform investment banking and/or commercial banking services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

PROSPECTUS

$285,000,000

Gulf Power Company

Class A Preferred Stock

Preference Stock

Depositary Preference Shares, each representing

a fraction of a share of Preference Stock

Senior Notes

Junior Subordinated Notes

Gulf Power Capital Trust V

Gulf Power Capital Trust VI

Trust Preferred Securities

Fully and unconditionally guaranteed, as set forth in this Prospectus, by

Gulf Power Company

a subsidiary of The Southern Company

We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.

See “Risk Factors” on page 2 for information on certain risks related to the purchase of securities offered by this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 20, 2006

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, Gulf Power Company (the “Company”) may sell, in one or more transactions,

•	Class A preferred stock (the “Class A Preferred Stock”)

•	preference stock (the “Preference Stock”)

•	depositary preference shares, each representing a fraction of a share of Preference Stock (the “Depositary Shares”)

•	senior notes (the “Senior Notes”)

•	junior subordinated notes (the “Junior Subordinated Notes”)

and Gulf Power Capital Trust V and Gulf Power Capital Trust VI (individually, a “Trust” and collectively, the “Trusts”) may sell

•	trust preferred securities or capital securities (the “Preferred Securities”)

in one or more offerings up to a total dollar amount of $285,000,000. The Preferred Securities will be guaranteed by the Company, to the extent described in this Prospectus. This Prospectus provides a general description of those securities. Each time the Company or a Trust sells securities, the Company and/or a Trust will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with additional information under the heading “Available Information.”

RISK FACTORS

Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, along with disclosure related to the risk factors contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, which are all incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of its securities.

AVAILABLE INFORMATION

The Company and the Trusts have filed with the Commission a combined registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments of the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the

Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

No separate financial statements of any Trust are included in this Prospectus. The Company considers that such statements would not be material to holders of the Preferred Securities because each Trust has no independent operations and exists for the sole purpose of investing the proceeds of the sale of its Trust Securities (as defined below) in Junior Subordinated Notes.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:

(a)  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)  the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

(c)  the Company’s Current Reports on Form 8-K dated February 20, 2006, June 20, 2006 and October 17, 2006.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, the Company is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated in this Prospectus by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Susan D. Ritenour, Secretary and Treasurer, Gulf Power Company, One Energy Place, Pensacola, Florida 32520, telephone: (850) 444-6111.

GULF POWER COMPANY

The Company was organized under the laws of the State of Maine on November 2, 1925, and was admitted to do business in Florida on January 15, 1926, in Mississippi on October 25, 1976 and in Georgia on November 20, 1984. Effective as of November 2, 2005, the Company was domesticated as a Florida corporation. Under applicable laws of the State of Florida and the State of Maine, the Company’s legal existence was uninterrupted, with only its state of incorporation changed. The principal executive offices of the Company are located at 500 Bayfront Parkway, Pensacola, Florida 32520, and the telephone number is (850) 444-6111.

The Company is a wholly owned subsidiary of The Southern Company. The Company is engaged, within the northwestern portion of the State of Florida, in the generation and purchase of electricity and the distribution and sale of such electricity at retail in 71 communities (including Pensacola, Panama City and Fort Walton Beach), as well as in rural areas, and at wholesale to a nonaffiliated utility and a municipality.

SELECTED INFORMATION

The following material, which is presented in this Prospectus solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated in this Prospectus by reference or elsewhere in this Prospectus, is qualified in its entirety by reference to those documents and, therefore, should be read together with those documents.

Gulf Power Company

Business	Generation, transmission, distribution and sale of electric energy

Service Area	Approximately 7,400 square miles within the northwestern portion of the State of Florida

Customers at December 31, 2005	408,641

Generating Capacity at December 31, 2005 (kilowatts)	2,711,900

Sources of Generation during 2005 (kilowatt-hours)	Coal (86%), Gas (14%)

Certain Ratios

The following table sets forth the Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) for the periods indicated.

	Year Ended December 31,					Nine Months Ended September 30, 2006(1)
	2001	2002	2003	2004	2005
Ratio of Earnings to Fixed Charges(2)	3.64	3.52	3.86	3.93	3.96	4.51
Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)(3)	3.60	3.50	3.83	3.90	3.85	4.02

(1)	Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2006 do not necessarily indicate operating results for the entire year.
(2)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction, and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction.
(3)	In computing this ratio, “Preferred Dividend Requirements” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

THE TRUSTS

Each Trust is a statutory trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on April 7, 2003. Each Trust’s business is defined in a trust agreement, executed by the Company, as Depositor, and the Delaware Trustee of each Trust. This trust agreement of each Trust will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the “Trust Agreement”). Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”). The Company will own all of the common securities (the “Common Securities” and, together with the Preferred Securities, the “Trust Securities”) of each Trust. The Trust Securities represent undivided beneficial interests in the assets of the respective Trusts. Each Trust exists for the exclusive purposes of (i) issuing its Trust Securities representing undivided beneficial interests in the assets of such Trust, (ii) investing the gross proceeds of its Trust Securities in a related series of Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental to these purposes. The payment of periodic cash distributions on the Preferred Securities of each Trust and payments on liquidation and redemption with respect to the Preferred Securities of each Trust, in each case to the extent each Trust has funds legally and immediately available for these purposes, will be guaranteed by the Company (individually, a “Guarantee” and collectively, the “Guarantees”) to the extent set forth under “Description of the Guarantees.”

Each Trust’s business and affairs will be conducted by its trustees, which shall be appointed by the Company as the holder of the Common Securities: two officers of the Company as Administrative Trustees; The Bank of New York as Property Trustee; and Chase Bank USA, National Association as Delaware Trustee (collectively, the “Securities Trustees”). The Property Trustee of each Trust will act as the indenture trustee with respect to such Trust for purposes of compliance with the provisions of the 1939 Act.

The principal place of business of each Trust shall be c/o the Company, 500 Bayfront Parkway, Pensacola, Florida 32520, telephone (850) 444-6111, Attn: Treasurer.

Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for further information concerning such Trust.

ACCOUNTING TREATMENT OF THE TRUSTS

For financial reporting purposes, each Trust is a variable interest entity. The Company does not meet the definition of primary beneficiary and therefore accounts for its investment in each Trust under the equity method in accordance with Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities.” The Junior Subordinated Notes payable to each Trust will be presented as a separate line item in the Company’s balance sheet. Interest payable on the Junior Subordinated Notes will be reflected as a separate line item on the Company’s income statement and appropriate disclosures concerning the Preferred Securities, the Guarantees and the Junior Subordinated Notes will be included in the notes to the Company’s financial statements.

USE OF PROCEEDS

Each Trust will invest the proceeds received from the sale of the Preferred Securities in Junior Subordinated Notes. Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from such investment and any proceeds received from the sale of the Class A Preferred Stock, the Preference Stock, the Depositary Shares or the Senior Notes or other sales of the Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

DESCRIPTION OF THE CLASS A PREFERRED STOCK

Set forth below is a description of the general terms of the Class A Preferred Stock. The statements in this Prospectus concerning the Class A Preferred Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the Amended and Restated Articles of Incorporation of the Company (the “Charter”) and the amendments thereto, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part for complete statements and for the definitions of various terms. The general provisions which apply to the preferred stock of the Company of all classes, which are now or may at a later time be authorized or created, are set forth in the Charter.

General

Each series of the Class A Preferred Stock, par value $25 per share, is to be created by the Board of Directors of the Company through an amendment to the Charter, a copy of which will be filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

As of September 30, 2006, there were no outstanding shares of the Class A Preferred Stock or the Company’s Preferred Stock, par value $100 per share (the “Preferred Stock”). The Class A Preferred Stock ranks equally with the Preferred Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. The Class A Preferred Stock and the Preferred Stock rank senior to the Preference Stock, the Company’s common stock and any other securities the Company may issue in the future that by their terms rank junior to the Class A Preferred Stock and the Preferred Stock, with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. All shares of the Class A Preferred Stock will rank on a parity with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company.

The Class A Preferred Stock will not be subject to further calls or assessment by the Company.

Any proposed listing of the Class A Preferred Stock on a securities exchange will be described in the applicable Prospectus Supplement.

Transfer Agent and Registrar

Unless otherwise indicated in the applicable Prospectus Supplement, the transfer agent for the Class A Preferred Stock will be Southern Company Services, Inc., 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, which will also serve as the registrar.

Dividend Rights and Provisions

Dividends on the Class A Preferred Stock are payable, when and if declared by the Board of Directors, at the rate per annum determined for each respective series. Unless otherwise indicated in the applicable Prospectus Supplement, dividends will be payable to holders of record of the Class A Preferred Stock as they appear on the books of the Company on the record dates fixed by the Board of Directors.

So long as any shares of the Preferred Stock or the Class A Preferred Stock are outstanding, no dividends may be declared or paid upon or set apart for the Preference Stock, common stock or any other class of stock of the Company over which the Preferred Stock and the Class A Preferred Stock have a preference as to the payment of dividends, unless: (1) full dividends on all shares of cumulative Preferred Stock and cumulative Class A Preferred Stock for all past dividend periods have been paid or declared and a sum sufficient for the payment thereof has been set apart and full dividends on such Preferred Stock and Class A Preferred Stock for the then current dividend period have been or concurrently are declared; and (2) full dividends for the then current dividend period on all shares of non-cumulative Preferred Stock and non-cumulative Class A Preferred Stock have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set aside.

The applicable Prospectus Supplement will set forth the dividend rate provisions of the Class A Preferred Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the applicable Prospectus Supplement), and whether dividends shall be cumulative and, if so, from which date or dates.

Redemption Provisions

The redemption provisions applicable to the Class A Preferred Stock, including any restrictions on the repurchase or redemption of shares of the Class A Preferred Stock by the Company while there is any arrearage in the payment of dividends on other outstanding securities of the Company, will be described in the applicable Prospectus Supplement.

Voting Rights

The applicable Prospectus Supplement will describe the voting rights for each series of the Class A Preferred Stock.

Liquidation Rights

Upon voluntary or involuntary liquidation, the holders of the Preferred Stock and the Class A Preferred Stock of each series, without preference among series, are entitled to receive the amount specified to be payable on the shares of such series before any distribution of assets may be made to the holders of the Preference Stock, the Depositary Shares and the Company’s common stock. Available assets, if insufficient to pay such amounts to the holders of the Preferred Stock and the Class A Preferred Stock, are to be distributed pro rata to the payment, first of the amount per share payable in the event of involuntary liquidation, second of accrued dividends, if any, and third of any premium.

Sinking Fund

The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the Class A Preferred Stock will be set forth in the applicable Prospectus Supplement.

Other Rights

The holders of the Class A Preferred Stock do not have any pre-emptive or conversion rights, except as otherwise described in the applicable Prospectus Supplement.

DESCRIPTION OF THE PREFERENCE STOCK

Set forth below is a description of the general terms of the Preference Stock. The statements in this Prospectus concerning the Preference Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the Charter and the amendments thereto, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part or incorporated by reference in the Registration Statement, for complete statements and for the definitions of various terms. The general provisions which apply to the Preference Stock of the Company of all classes, which are now or may later be authorized or created, are set forth in the Charter.

General

Each series of the Preference Stock, par value $100 per share, is to be created by the Board of Directors of the Company through an amendment to the Charter, a copy of which will be filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

As of September 30, 2006, there were 550,000 outstanding shares of the Preference Stock. In addition, as of September 30, 2006, there were no outstanding shares of the Preferred Stock or the Class A Preferred Stock. The Preference Stock ranks junior to the Preferred Stock and the Class A Preferred Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. The Preference Stock ranks senior to the Company’s common stock and to any other securities the Company may issue in the future that by their terms rank junior to the Preference Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. All shares of the Preference Stock will rank on a parity with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company.

The Preference Stock will not be subject to further calls or to assessment by the Company.

Any proposed listing of the Preference Stock on a securities exchange will be described in the applicable Prospectus Supplement.

Transfer Agent and Registrar

Unless otherwise indicated in the applicable Prospectus Supplement, the transfer agent for the Preference Stock will be Southern Company Services, Inc., 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, which will also serve as the registrar.

Dividend Rights and Provisions

Dividends on the Preference Stock are payable, when and if declared by the Board of Directors, at the rate per annum determined for each respective series. Unless otherwise indicated in the applicable Prospectus Supplement, dividends will be payable to holders of record of the Preference Stock as they appear on the books of the Company on the record date fixed by the Board of Directors.

So long as any shares of the Preferred Stock or the Class A Preferred Stock are outstanding, no dividends may be declared or paid upon or set apart for the Preference Stock, common stock or any other class of stock of the Company over which the Preferred Stock and the Class A Preferred Stock have a preference as to the payment of dividends, unless: (1) full dividends on all shares of cumulative Preferred Stock and cumulative Class A Preferred Stock for all past dividend periods have been paid or declared and a sum sufficient for the payment thereof has been set apart and full dividends on such Preferred Stock and Class A Preferred Stock for the then current dividend period have been or concurrently are declared; and (2) full dividends for the then current dividend period on all shares of non-cumulative Preferred Stock and non-cumulative Class A Preferred Stock have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set aside.

The applicable Prospectus Supplement will set forth the dividend rate provisions of the Preference Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the applicable Prospectus Supplement), and whether dividends shall be cumulative and, if so, from which date or dates.

Redemption Provisions

The redemption provisions applicable to the Preference Stock, including any restrictions on the repurchase or redemption of shares of the Preference Stock by the Company while there is any arrearage in the payment of dividends on other outstanding securities of the Company, will be described in the applicable Prospectus Supplement.

Voting Rights

The applicable Prospectus Supplement will describe the voting rights for each series of the Preference Stock.

Liquidation Rights

Upon voluntary or involuntary liquidation, the holders of the Preference Stock of each series, without preference among series, are entitled to receive, out of the Company’s assets available for distribution to the holders of the Preference Stock following the satisfaction of all claims ranking senior to the Preference Stock, including the claims of the holders of any outstanding shares of the Preferred Stock or the Class A Preferred Stock, the amount specified as payable on the shares of such series before any distribution of assets may be made to the holders of the Company’s common stock. Available assets, if insufficient to pay such amounts to the holders of the Preference Stock, are to be distributed pro rata to the payment, first of the amount per share payable in the event of involuntary liquidation, second of accrued dividends, if any, and third of any premium.

Sinking Fund

The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the Preference Stock will be set forth in the applicable Prospectus Supplement.

Other Rights

The holders of the Preference Stock do not have any pre-emptive or conversion rights, except as otherwise described in the applicable Prospectus Supplement.

DESCRIPTION OF THE DEPOSITARY SHARES

Set forth below is a description of the general terms of the Depositary Shares. The statements in this Prospectus concerning the Depositary Shares and the Deposit Agreement (as defined below) are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by express reference to the Deposit Agreement (which contains the form of Depositary Receipt (as defined below)), a form of which is an exhibit to the Registration Statement of which this Prospectus forms a part or incorporated by reference to the Registration Statement.

General

The Company may, at its option, elect to offer Depositary Shares. Each Depositary Share will represent a fraction of a share of Preference Stock as described in the Prospectus Supplement. The shares of Preference Stock represented by the Depositary Shares will be deposited under a Deposit Agreement (the “Deposit Agreement”), among the Company, the Depositary named in the Deposit Agreement (the “Depositary”) and all holders from time to time of the depositary receipts (the “Depositary Receipts”) issued under the Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Preference Stock (including dividend, voting and liquidation rights) and subject, proportionately, to all of the limitations of the Preference Stock contained in the Charter summarized under “Description of the Preference Stock” in this Prospectus. The Depositary Shares are evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

Any proposed listing of the Depositary Shares on a securities exchange will be described in the Prospectus Supplement.

Issuance of Depositary Receipts

Immediately following the issuance of the Preference Stock, the Company will deposit the Preference Stock with the Depositary, which will then execute and deliver the Depositary Receipts to the Company. The Company will, in turn, deliver the Depositary Receipts to the underwriters or purchasers. Depositary Receipts will be issued evidencing only whole Depositary Shares.

Withdrawal of Preference Stock

Upon surrender of Depositary Receipts at the corporate trust office of the Depositary, the owner of the Depositary Shares evidenced by such Depositary Receipts is entitled to delivery at such office of certificates evidencing the number of shares of Preference Stock (but only in whole shares of Preference Stock) represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preference Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Company does not expect that there will be any public trading market for the Preference Stock, except as represented by the Depositary Shares.

Redemption of Depositary Shares

The Depositary Shares will be redeemed, upon not less than 15 nor more than 60 days’ notice, using the cash proceeds received by the Depositary resulting from the redemption, in whole or in part, at the Company’s option, but subject to the applicable terms and conditions, of shares of Preference Stock held by the Depositary. The redemption price per Depositary Share will be equal to the fraction of the redemption price per share applicable to the Preference Stock. Whenever the Company redeems shares of the Preference Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preference Stock so redeemed. If less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be) or by lot or by such other equitable method as the Depositary may determine.

Dividends and Other Distributions

The Depositary will distribute all cash dividends or other cash distributions received in respect of Preference Stock to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of Depositary Shares owned by such holders. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled to such property, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders. The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes or otherwise required pursuant to law, regulation or court process.

Record Date

Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preference Stock or (ii) the Depositary shall receive notice of any meeting at which holders of Preference Stock are entitled to vote or of which holders of Preference Stock are entitled to notice, the Depositary shall in each such instance fix a record date (which shall be the record date fixed by the Company with respect to the Preference Stock) for the determination of the holders of Depositary Receipts who shall be entitled to (y) receive such dividend, distribution, rights, preferences or privileges or the net proceeds of such sale or (z) give instructions for the exercise of voting rights at such meeting or receive notice of such meeting.

Voting Preference Stock

Upon receipt of notice of any meeting at which the holders of Preference Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. The record holders of Depositary Receipts on the record date (which will be the same date as the record date for the Preference Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preference Stock represented by their respective Depositary Receipts. The Depositary will endeavor insofar as practicable to vote or cause to be voted the amount of Preference Stock represented by such Depositary Receipts in accordance with such instructions, and the Company has agreed to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preference Stock to the extent it does not receive specific instructions from the holders of the Depositary Receipts.

Amendment and Termination of Deposit Agreement

The form of the Depositary Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended or modified in any respect by agreement between the Company and the Depositary. Any amendment which imposes any fees or charges (other than taxes, fees and charges provided for in the Deposit Agreement) on the holders of Depositary Receipts, or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not become effective as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment shall have been given to the record holders of outstanding Depositary Receipts. Every holder of an outstanding Depositary Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended. In no event may any amendment impair the right of the holder of any Depositary Receipt, subject to the conditions of the Deposit Agreement, to surrender such Depositary Receipt and receive the Preference Stock represented by such Depositary Receipt, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 60 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders of Depositary Receipts and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except that the Depositary will continue to collect dividends and other distributions pertaining to the Preference Stock and deliver Preference Stock together with such dividends and distributions and the net proceeds of any sale of any rights, preferences, privileges or other property in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the Preference Stock then held by it at public or private sale at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it, without liability for interest, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. Any such moneys unclaimed by the holders of Depositary Receipts more than two years from the date of termination of the Deposit Agreement will, upon request of the Company, be paid to it, and after such payment, the holders of Depositary Receipts entitled to the funds so paid to the Company shall look only to the Company for payment without interest. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary.

Charges of Depositary

The Company will pay all charges of the Depositary including charges for the initial deposit of the Preference Stock and delivery of Depositary Receipts and withdrawals of Preference Stock by the holders of

Depositary Receipts, except for taxes (including transfer taxes, if any) and such charges as are expressly provided in the Deposit Agreement to be at the expense of the persons depositing Preference Stock or holders of Depositary Receipts.

Miscellaneous

The Depositary will make available for inspection by holders of Depositary Receipts at its corporate trust office any reports and communications received from the Company which are made generally available to the holders of Preference Stock by the Company.

Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Depositary and the Company under the Deposit Agreement are limited to performance in good faith of their duties under the Deposit Agreement, and they are not obligated to prosecute or defend any legal proceeding in respect of the Preference Stock, the Depositary Receipts or the Depositary Shares unless satisfactory indemnity is furnished. The Depositary and the Company may rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

The Depositary may at any time resign or be removed by the Company, effective upon the acceptance by its successor of its appointment.

DESCRIPTION OF THE SENIOR NOTES

Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture, dated as of January 1, 1998, between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus and not defined in this Prospectus are defined in the Senior Note Indenture.

General

The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $66,000,000 outstanding at September 30, 2006. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount of the Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.

The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

Events of Default

The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:

(a)  failure for 10 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or

(b)  failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

(c)  failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

(d)  failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

(e)  certain events of bankruptcy, insolvency or reorganization of the Company.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption, or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.

In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Senior Note Indenture Trustee

The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Bank of New York, the Senior Note Indenture Trustee, also serves as Subordinated Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York and certain of its affiliates also serve as trustee under other indentures pursuant to which securities of the Company and certain of its affiliates are outstanding.

Governing Law

The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties of the Senior Note Indenture and their respective successors and assigns.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture, dated as of January 1, 1997, between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus and not defined in this Prospectus are defined in the Subordinated Note Indenture.

General

The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiii) any other terms of such Junior Subordinated Notes. The terms of each series of Junior Subordinated Notes issued to a Trust will correspond to those of the related Preferred Securities of such Trust as described in the Prospectus Supplement relating to such Preferred Securities.

The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.

Subordination

The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after the execution of the Subordinated Note Indenture, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of September 30, 2006, Senior Indebtedness of the Company aggregated approximately $724,000,000.

Additional Interest

“Additional Interest” is defined in the Subordinated Note Indenture as (i) such additional amounts as may be required so that the net amounts received and retained by a holder of Junior Subordinated Notes (if the holder is a Trust) after paying taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had no such taxes, duties, assessments or other governmental charges been imposed; and (ii) any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

Certain Covenants

The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, (ii) if at such time the Company shall be in default with respect to its payment or other obligations under the Guarantee with respect to the Trust Securities, if any, related to such series of Junior Subordinated Notes, or (iii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassifications of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, or (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

The Subordinated Note Indenture further provides that, for so long as the Trust Securities of any Trust remain outstanding, the Company covenants (i) to directly or indirectly maintain 100% ownership of the Common Securities of such Trust; provided, however, that any permitted successor of the Company under the Subordinated Note Indenture may succeed to the Company’s ownership of such Common Securities, and (ii) to use its reasonable efforts to cause such Trust (a) to remain a statutory trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the related Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Events of Default

The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:

(a)  failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest (as defined in clause (ii) of the definition of Additional Interest in the Subordinated Note Indenture) in respect of the Junior Subordinated Notes, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

(b)  failure for 10 days to pay Additional Interest (as defined in clause (i) of the definition of Additional Interest in the Subordinated Note Indenture); or

(c)  failure to pay principal or premium, if any, or interest, including Additional Interest (as defined in clause (ii) of the definition of Additional Interest in the Subordinated Note Indenture), on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

(d)  failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

(e)  failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or

(f)  certain events of bankruptcy, insolvency or reorganization of the Company.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series had been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

A holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption, or (ii) register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series that is affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note that is affected, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.

In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Subordinated Note Indenture Trustee

The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Bank of New York, the Subordinated Note Indenture Trustee, also serves as Senior Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York and certain of its affiliates also serve as trustee under other indentures pursuant to which securities of the Company and certain of its affiliates are outstanding.

Governing Law

The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

DESCRIPTION OF THE PREFERRED SECURITIES

Each Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating to the Preferred Securities. The Trust Agreement of each Trust will authorize the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities of such Trust. The Preferred Securities of each Trust will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferral or other special rights or such restrictions as shall be set forth in the Trust Agreement of such Trust. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities of such Trust and the date or dates on which such distributions shall be payable; (iv) whether distributions on such Preferred Securities shall be cumulative and, in the case of Preferred Securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on such Preferred Securities shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of such Trust to the holders of the Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem such Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which such Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of such Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Trust Agreement of such Trust; (viii) the rights, if any, to defer distributions on the Preferred Securities by extending the interest payment period on the related Junior Subordinated Notes; and (ix) any other relative rights, preferences, privileges, limitations or restrictions of such Preferred Securities not inconsistent with the Trust Agreement of such Trust or applicable law. All Preferred Securities offered by this Prospectus will be guaranteed by the Company to the extent set forth under “Description of the Guarantees.” Any material United States federal income tax considerations applicable to an offering of Preferred Securities will be described in the Prospectus Supplement relating to the Preferred Securities.

DESCRIPTION OF THE GUARANTEES

Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities of the respective Trusts from time to time. Each Guarantee will be qualified as an indenture under the 1939 Act. The Bank of New York will act as indenture trustee under each Guarantee (the “Guarantee Trustee”) for purposes of the 1939 Act. The terms of the respective Guarantees will be those set forth in such Guarantee and those made part of such Guarantee by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of holders of the Preferred Securities to which it relates.

General

Pursuant to each Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth in such Guarantee, to pay in full, to the holders of the related Preferred Securities, the Guarantee Payments (as defined below), to the extent not paid by, or on behalf of, the related Trust, regardless of any defense, right of set-off or counterclaim that the Company may have or assert against any person. The following payments or distributions with respect to the Preferred Securities of any Trust to the extent not paid or made by, or on behalf of, such Trust will be subject to the Guarantee related to the Preferred Securities (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities of such Trust but if and only if and to the extent that such Trust has funds legally and immediately available for these distributions, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the “Redemption Price”), with respect to any Preferred Securities called for redemption by such Trust, but if and only to the extent such Trust has funds legally and immediately available to pay such Redemption Price, and (iii) upon a dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of such Trust or the redemption of all of the Preferred Securities of such Trust), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of such Trust to the date of payment, to the extent such Trust has funds legally and immediately available for such purpose, and (b) the amount of assets of such Trust remaining available for distribution to holders of Preferred Securities of such Trust in liquidation of such Trust (the “Guarantee Payments”). The Company’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the related Preferred Securities or by causing the related Trust to pay such amounts to such holders.

Each Guarantee will be a guarantee of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of such Preferred Securities, but will not apply to the payment of distributions and other payments on such Preferred Securities when the related Trust does not have sufficient funds legally and immediately available to make such distributions or other payments. If the Company does not make interest payments on the Junior Subordinated Notes held by the Property Trustee under any Trust, such Trust will not make distributions on its Preferred Securities.

Subordination

The Company’s obligations under each Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Notes, except those obligations or liabilities made equal or subordinate by their terms, (ii) equal to the most senior preferred or preference stock now issued by the Company or issued at a later date by the Company and with any guarantee now entered into by the Company or entered into at a later date by the Company in respect of any preferred or preference securities of any affiliate of the Company, and (iii) senior to all common stock of the Company. The terms of the Preferred Securities will provide that each holder of Preferred Securities by acceptance of the Preferred Securities agrees to the subordination provisions and other terms of the Guarantee related thereto. The Company has outstanding Preferred Stock that ranks equal to the Guarantees and common stock that ranks junior to the Guarantees.

Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

Amendments and Assignment

Except with respect to any changes that do not materially and adversely affect the rights of holders of the related Preferred Securities (in which case no consent will be required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of such outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

Termination

Each Guarantee will terminate and be of no further force and effect as to the related Preferred Securities upon full payment of the Redemption Price of all such Preferred Securities, upon distribution of Junior Subordinated Notes to the holders of such Preferred Securities, or upon full payment of the amounts payable upon liquidation of the related Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid with respect to such Preferred Securities or under such Guarantee.

Events of Default

An event of default under each Guarantee will occur upon the failure by the Company to perform any of its payment obligations under such Guarantee. The holders of a majority in liquidation amount of the Preferred Securities to which any Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. The holders of a majority in liquidation amount of Preferred Securities of any series may, by vote, on behalf of the holders of all the Preferred Securities of such series, waive any past event of default and its consequences.

Information Concerning the Guarantee Trustee

The Guarantee Trustee, prior to the occurrence of any event of default with respect to any Guarantee and after the curing or waiving of all events of default with respect to such Guarantee, undertakes to perform only such duties as are specifically set forth in such Guarantee and, in case an event of default has occurred, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of the related Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred by the Guarantee Trustee.

The Bank of New York, the Guarantee Trustee, also serves as Property Trustee, as Senior Note Indenture Trustee and as Subordinated Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York and certain of its affiliates also serve as trustee under other indentures pursuant to which securities of the Company and certain of its affiliates are outstanding.

Governing Law

Each Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

The Agreements as to Expenses and Liabilities

Pursuant to an Agreement as to Expenses and Liabilities to be entered into by the Company under each Trust Agreement, the Company will irrevocably and unconditionally guarantee to each person or entity to whom each Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of such Trust, other than obligations of such Trust to pay to the holders of the related Preferred Securities or other similar interests in such Trust the amounts due such holders pursuant to the terms of such Preferred Securities or such other similar interests, as the case may be.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED NOTES AND THE GUARANTEES

As long as payments of interest and other payments are made when due on each series of Junior Subordinated Notes issued to a Trust, such payments will be sufficient to cover distributions and payments due on the related Trust Securities of such Trust primarily because (i) the aggregate principal amount of each series of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the related Trust Securities; (ii) the interest rate and interest and other payment dates on each series of Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all costs and expenses of each Trust pursuant to the Agreements as to Expenses and Liabilities; and (iv) each Trust Agreement provides that the Securities Trustees thereunder shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

Payments of distributions (to the extent funds for such purpose are legally and immediately available) and other payments due on the Preferred Securities (to the extent funds for such purpose are legally and immediately available) will be guaranteed by the Company as and to the extent set forth under “Description of the Guarantees.” If the Company does not make interest payments on any series of Junior Subordinated Notes, it is not expected that the related Trust will have sufficient funds to pay distributions on its Preferred Securities. Each Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the related Trust has sufficient funds legally and immediately available for the payment of such distributions.

If the Company fails to make interest or other payments on any series of Junior Subordinated Notes when due (taking into account any extension period as described in the applicable Prospectus Supplement), the Trust Agreement provides a mechanism that allows the holders of the related Preferred Securities to appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Junior Subordinated Notes of such series, including proceeding directly against the Company to enforce such Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under any series of Junior Subordinated Notes, to the fullest extent permitted by applicable law, any holder of related Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee’s rights under such series of Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

If the Company fails to make payments under any Guarantee, such Guarantee provides a mechanism that allows the holders of the Preferred Securities to which such Guarantee relates to direct the Guarantee Trustee to enforce its rights under such Guarantee. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee’s rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

Each Guarantee, the Subordinated Note Indenture, the Junior Subordinated Notes of the related series, the related Trust Agreement and the related Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by the Company of the payments due on the related series of Preferred Securities.

Upon any voluntary or involuntary dissolution, winding-up or termination of any Trust, unless Junior Subordinated Notes of the related series are distributed in connection with such action, the holders of the Preferred Securities of such Trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable Prospectus Supplement. Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the related series of Junior Subordinated Notes, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each Trust (other than the Trust’s obligations to holders of the Preferred Securities) pursuant to the related Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Junior Subordinated Notes of the related series relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Notes provide that no payments may be made in respect of the Junior Subordinated Notes until such Senior Indebtedness has been paid in full or any payment default of Senior Indebtedness has been cured or waived. Failure to make required payments on the Junior Subordinated Notes of any series would constitute an Event of Default under the Subordinated Note Indenture with respect to the Junior Subordinated Notes of such series except that failure to make interest payments on the Junior Subordinated Notes of such series will not be an Event of Default during an extension period as described in the applicable Prospectus Supplement.

PLAN OF DISTRIBUTION

The Company may sell the Class A Preferred Stock, the Preference Stock, the Depositary Shares, the Senior Notes and the Junior Subordinated Notes and the Trusts may sell the Preferred Securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities will set forth the terms of the offering of such Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities and the proceeds to the Company or the applicable Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities may be listed.

If underwriters participate in the sale, such Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities, if any are purchased.

Underwriters and agents may be entitled under agreements entered into with the Company and/or the applicable Trust to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business.

Each series of Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities are sold for public offering and sale may make a market in such Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Class A Preferred Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trusts. The validity of the Class A Preferred Stock, the Preference Stock, the Depositary Shares, the Senior Notes, the Junior Subordinated Notes, the Guarantees and certain matters relating to such securities will be passed upon on behalf of the Company by Beggs & Lane, a Registered Limited Liability Partnership, Pensacola, Florida, and by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York. From time to time, Dewey Ballantine LLP acts as counsel to affiliates of the Company for some matters.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$110,000,000

Series M         % Senior Notes

due December 1, 2016

PROSPECTUS SUPPLEMENT

November     , 2006

Joint Book-Running Managers

Barclays Capital	Goldman, Sachs & Co.